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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                December 22, 1998
                Date of Report (Date of earliest event reported)




                             MSX INTERNATIONAL, INC.
                            (Exact name of registrant
                          as specified in its charter)

        DELAWARE                      333-49821               38-3323099
(State or other jurisdiction         (Commission             (IRS Employer
    of incorporation)                File Number)           Identification No.)




                    275 REX BOULEVARD AUBURN HILLS, MICHIGAN
                    (Address of principal executive offices)

                                     48326
                                   (Zip Code)

                                 (248) 299-1000
              (Registrant's telephone number, including area code)




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ITEM 5. OTHER EVENTS

Effective December 26, 1998, the Company consummated its acquisition of Megatech Engineering, Inc. ("MEI") from Johnson Controls, Incorporated, pursuant to a stock purchase agreement dated as of December 22, 1998. Under the Stock Purchase Agreement, a wholly owned subsidiary of MSX International, Inc. purchased one hundred percent of the outstanding shares of MEI from Becker Group, Inc., a wholly owned subsidiary of Johnson Controls, Inc. ("the Acquisition"). The Company did not assume any bank debt. The total purchase price for the stock of MEI was $30 million with $15 million paid at the closing, provided by borrowings under the New Credit Facility. An additional $15 million is due no later than June 30, 1999, which is expected to be provided by the proceeds from the sale of real property acquired with the Acquisition. The Acquisition was initially announced via a press release on December 23, 1998, and will be accounted for under the purchase method of accounting. A copy of the press release is attached to this Form 8-K as Exhibit 99.

Megatech offers technical staffing and product development services specializing in vehicle interiors, HVAC, and electrical design. Megatech's data management and prototype capabilities include laser scanning, fixture and secondary equipment design and construction, design verification and prototype parts. MegaTech Academy, through collaboration with Central Michigan University, offers a unique B.S. degree program in Vehicle Design. Founded in 1985, MegaTech has approximately 500 employees and contractors. Its primary facilities are located in Warren, Michigan.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
        AND EXHIBITS

(c)     EXHIBITS

        99 Press Release issued by MSX International, Inc. on December 23, 1998.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  January 6, 1999

MSX INTERNATIONAL, INC.


By      /s/Frederick K. Minturn
        ----------------------------
        Frederick K. Minturn
        Executive Vice President, Chief Financial Officer